EXHIBIT 4.7

BRUNSWICK RESTORATION PLAN

(As Amended and Restated Effective December 31, 2002)

i

BRUNSWICK RESTORATION PLAN

SECTION 1

General

     1.1. History, Purpose and Effective Date. Brunswick Corporation (the “Company”) has previously established the Brunswick Rewards Plan (“Rewards Plan”) and the Brunswick Retirement Savings Plan (“Savings Plan”) to provide retirement and other benefits to or on behalf of its eligible employees and those of its affiliates which, with the consent of the Company, adopt the Rewards and Savings Plans. Contrary to the desire of the Company, the amount of the employer contributions which may be made to the Rewards and Savings Plans by or for the benefit of employees under the Rewards and Savings Plans may be limited by reason of the application of certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Therefore, the Company established the Brunswick Restoration Plan (the “Plan”), effective as of January 1, 2000, to assure that affected individuals would receive benefits in an amount comparable to the amount that they would have received under the Rewards and Savings Plans if certain limitations of the Code were not applicable to the Rewards and Savings Plans. Effective January 1, 2002, the Plan has been amended and restated to permit Participants to make “Supplemental Elective Contributions” to the Plan (defined below), to cause the “Restoration Matching Contributions” (defined below) to be based on such Supplemental Elective Contributions, and to reflect changes made to the Rewards Plan and Savings Plan. The Company and any affiliate of the Company which adopts the Plan for the benefit of its eligible employees are referred to below, collectively, as the “Employers” and individually as an “Employer”.

     1.2. Definitions, References. Unless the context clearly requires otherwise, any word, term or phrase used in the Plan shall have the same meaning given to it under the terms of the Rewards or Savings Plan, whichever is applicable. Any reference in the Plan to a provision of the Rewards or Savings Plan shall be deemed to include reference to any comparable provision of any amendment of that plan.

     1.3. Plan Administration, Source of Benefit Payments. The authority to control and manage the operation and administration of the Plan shall be vested in the committee appointed by the Board of Directors of the Company to act under the Rewards and Savings Plans (the “Committee”). In controlling and managing the operation and administration of the Plan, the Committee shall have the same rights, powers and duties as those delegated to it under the Rewards and Savings Plans. The amount of any benefit payable under the Plan shall be paid from the general revenues of the Employer with respect to whose former employee the benefit is payable. If a Participant (as defined in subsection 2.1) has been employed by more than one Employer, the portion of his Plan benefit payable by each such Employer shall be equal to that portion of such benefit attributable to the reduction of his compensation from that Employer which is made pursuant to his Participation Election (as defined in subsection 3.2) or otherwise made by that Employer. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of general creditors of the Employer or any affiliate thereof; provided, however, that, nothing in this Plan shall require the Company or any Employer to establish any trust to provide benefits under the Plan.

     1.4. Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Illinois to the extent that such laws are not preempted by the laws of the United States of America.

     1.5. Plan Year. The “Plan Year” shall be the calendar year.

     1.6. Accounting Date. The “Accounting Date” shall be the last business day of each month and each additional date specified by the Committee.

     1.7. Gender and Number. Where the context admits, words in one gender shall include the other gender, words in the singular shall include the plural and the plural shall include the singular.

     1.8. Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company, at its principal executive offices. Any notice required under the Plan may be waived by the person entitled to notice.

     1.9. Action by Employers. Any action required or permitted to be taken under the Plan by any Employer which is a corporation shall be by resolution of its Board of Directors, or by a person or persons authorized by its Board of Directors. Any action required or permitted to be taken by any Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.

     1.10. Limitations on Provisions. The provisions of the Plan and the benefits provided hereunder shall be limited as described herein. Any benefit payable under the Rewards or Savings Plan shall be paid solely in accordance with the terms and conditions of the Rewards or Savings Plan and nothing in this Plan shall operate or be construed in any way to modify, amend, or affect the terms and provisions of the Rewards or Savings Plan.

     1.11. Claims and Review Procedures. The claims procedure applicable to claims and appeals of denied claims under the Rewards or Savings Plan shall apply to any claims for benefits under the Plan and appeals of any such denied claims.

SECTION 2

Participation

     2.1. Eligibility to Participate. Each employee of an Employer shall be eligible to participate in the Plan for a Plan Year if, as of the November 1 preceding such Plan Year, such employee is eligible to participate in the Rewards or Savings Plan and has annual base pay of at least $100,000.

     2.2. Beneficiary. A Participant’s “Beneficiary” under the Plan shall be identical to his beneficiary under the Rewards or Savings Plan, whichever the Participant last participated in at the time of his death.

     2.3. Restricted Participation. Notwithstanding any other provision of the Plan to the contrary, if the Committee determines that participation by one or more Participants or Beneficiaries shall cause the Plan as applied to any Employer to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended, the entire interest of such Participant or Beneficiary under the Plan shall, in the discretion of the Committee, be immediately paid to such Participant or Beneficiary by the applicable Employer or Employers, or shall otherwise be segregated from the Plan, and such Participant(s) or Beneficiary(ies) shall cease to have any interest under the Plan.

     2.4. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any employee the right to be retained in the employ of any Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

SECTION 3

Contributions

     3.1. Participant Accounts. The Committee shall maintain a “Supplemental Elective Contribution Account”, a “Restoration Matching Account” and a “Restoration Profit Sharing Account”, and such subaccounts as the Committee deems necessary or appropriate, in the name of each person who is a Participant, for bookkeeping purposes only. Such accounts are sometimes referred to collectively as the Participant’s Accounts and individually as the Participant’s “Account”.

     3.2. Supplemental Elective Contributions. For any Plan Year, an eligible employee may file with the Committee a “Participation Election” in accordance with uniform rules established by the Committee which, in all events, shall be filed prior to the first day of the Plan Year to which it relates. A Participant’s Participation Election shall indicate the Participant’s agreement to defer from Compensation and have credited to the Participant’s Accounts the following amounts:

(a)	the amount of any Pre-Tax Contributions that the Participant elected to contribute to the Rewards or Savings Plan for the Plan Year for which the Supplemental Elective Contributions Participation Election is made, but that cannot be contributed to such Plan due to the limits under sections 401(a)(17) and 402(g) of the Code or imposed under the Plan to enable the Plan to pass the nondiscrimination requirements of sections 401(k)(3) and 401(m)(2) of the Code; and;

(b)	the amounts, if any, refunded to the Participant by the Rewards or Savings Plan (during the Plan Year for which the Supplemental Elective Contributions Participation Election is made) on account of the failure of the Rewards or Savings Plan, as applicable, to pass the nondiscrimination requirements of sections 401(k)(3) and 401(m)(2) of the Code and comply with the limitations of section 415 of the Code.

     3.3. Restoration Matching Contributions. For any Plan Year, a Participant’s Restoration Matching Account will be credited with an amount equal to the remainder of (a) minus (b), where

(a)	equals (i) the matching rate applicable to the Participant under the Rewards or Savings Plan, as applicable, multiplied by (ii) the amount, up to 6% of the Participant’s Compensation for such Plan Year, of Pre-Tax Contributions the Participant elected to contribute to the Rewards or Savings Plan, as applicable, for the Plan Year (without regard to the limits under the Code or imposed under the Rewards or Savings Plan, applicable, enable such Plan to comply with such limits); and

(b)	equals the Matching Contributions made on the Participant’s behalf under the Rewards or Savings Plan, as applicable, for the Plan Year.

     3.4. Restoration Profit Sharing Contributions. For any Plan Year in which a Participant participates in the Rewards Plan, such Participant’s Restoration Profit Sharing Account will be credited with an amount equal to the difference between (a) the employer profit sharing contributions that would have been contributed on behalf of the Participant to the Rewards Plan for that Plan Year, in accordance with the terms thereof, determined without regard to the limitations of sections 415 or 401(a)(17) of the Code, and (b) the amount of employer profit sharing contributions actually made to the Rewards Plan on behalf of the Participant. Credits to the Participant’s Restoration Profit Sharing Account pursuant to this subsection 3.4 (called “Restoration Profit Sharing Contributions”) shall be made at the same time that employer profit sharing contributions would otherwise have been credited to his account under the Rewards Plan.

SECTION 4

Plan Accounting

     4.1. Adjustment of Accounts. The amounts determined under subsections 3.2, 3.3 and 3.4 shall be credited to a Participant’s Account in accordance with uniform rules established by the Committee, and thereafter shall be adjusted from time to time in accordance with procedures established by the Committee to reflect the increase or decrease in value from the assumed investment of the Participant’s Account balance in one or more hypothetical investments that the Committee specifies from time to time. Such amounts may be adjusted to reflect employment taxes payable with respect to deferred compensation prior to termination of employment. The Committee may not retroactively eliminate any assumed investment alternative. To the extent and in the manner permitted by the Committee, the Participant may elect to have different portions of his Account balance adjusted for any period on the basis of different hypothetical investments. Notwithstanding the election by Participants of certain hypothetical investments and the adjustment of their Accounts based on such investment decisions in accordance with uniform rules established by the Committee, the Plan does not require, and no trust or other instrument maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.

     4.2. Statement of Accounts. As soon as practicable after the last day of each Plan year, the Committee will cause to be delivered to each Plan Participant a statement of the balances of his Plan Accounts as of that day. As of the end of each Plan Year, the Account (including amounts accrued prior to December 31, 2002) of each Participant on whose behalf a Supplemental Profit Sharing Contribution is made by the Company for such Plan Year under Section 4.2 of The Brunswick Rewards Plan shall be reduced in accordance with procedures established by the Committee by the amount of such contribution.

SECTION 5

Payment of Plan Benefits

     5.1. Distribution on Termination. Subject to the following provisions of this subsection 5.1, as of the Accounting Date coincident with or next following a Participant’s termination date, there shall be payable to him or, in the event of his death, to his Beneficiary an amount equal to the entire balance of his Accounts in a lump sum payment in cash. Payment shall be made to the Participant (or his Beneficiary) as soon as practicable following such Accounting Date.

     5.2. Distribution Upon a Change In Control. In the event of a Change in Control, a Participant may elect, within the 60-day period following such Change in Control, to have his entire account paid to him in a lump sum as soon as practicable after the 90th day following such Change in Control. For this purpose, “Change in Control” means the occurrence of any of the following events:

(a)	any Person other than a trustee or other fiduciary of securities held under an employee benefit plan of the Company or any of its subsidiaries, is or becomes a Beneficial Owner, directly or indirectly, of stock of the Company representing 30% or more of the total voting power of the Company’s then outstanding stock and securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (d), below;

(b)	a tender offer (for which a filing has been made with the Securities and Exchange Commission (“SEC”) which purports to comply with the requirements of Section 14(d) of the Securities Exchange Act of 1934 and the corresponding SEC rules) is made for the stock of the Company, which has not been negotiated and approved by the Board of Directors of the Company, then the first to occur of

(i)	any time during the offer when the Person making the offer owns or has accepted for payment stock of the Company with 25% or more of the total voting power of the Company’s stock, or

(ii)	three business days before the offer is to terminate unless the offer is withdrawn first if the Person making the offer could own, by the terms of the offer plus any shares owned by this Person, stock with 50% or more of the total voting power of the Company’s stock when the offer terminates;

(c)	individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) of the Company, cease for any reason to constitute a majority thereof, provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least 75% of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of the Company;

(d)	there is consummated a merger or consolidation of the Company (or any direct or indirect subsidiary of the Company) with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or such surviving entity or any parent thereof) at least 75% of the combined voting power of the stock and securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of stock and securities of the Company representing more than 25% of the combined voting power of the Company’s then outstanding stock and securities; or

(e)	the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the stock and securities which is owned by Persons in substantially the same proportions as their ownership of the Company’s voting stock immediately prior to such sale.

“Person” shall mean any person (as defined in Section 3(a)(9) of the Securities Exchange Act (the “Exchange Act”), as such term is modified in Section 13(d) and 14(d) of the Exchange Act) other than (1) any employee plan established by the Company, (2) the Company or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company. “Beneficial Owner” shall mean beneficial owner as defined in Rule 13d-3 under the Exchange Act.

     5.3. Distributions To Persons Under Disability. In the event a Participant or his Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or Beneficiary is entitled under the Plan shall be paid to such conservator or other person legally charged with the care of his person or of his estate.

     5.4. Benefits May Not Be Assigned or Alienated. The benefit payable to any Participant or Beneficiary under the Plan may not be voluntarily or involuntarily assigned or alienated.

     5.5. Withholding for Tax Liability. The Company may reduce any Account balance to reflect the payment of any taxes due on amounts deferred under the Plan and may withhold or cause to be withheld from any payment of benefits made pursuant to the Plan any taxes required to be withheld and such sum as the Company may reasonably estimate to be necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment.

SECTION 6

Amendment and Termination

     The Company may, at any time, amend or terminate the Plan; provided, however, that subject to the provisions of the following sentence, neither an amendment nor a termination shall adversely affect the rights of any Participant or Beneficiary under the Plan. The Company, by Plan amendment or termination, may prospectively (a) modify or eliminate the right to have amounts credited to any Restoration Matching Account or Restoration Profit Sharing Account of any Participant and (b) prospectively change the rate at which earnings are credited to Account balances and or the hypothetical investment vehicles. Notwithstanding the foregoing provisions of this Section 6, the Company may amend or terminate the Plan at any time, to take effect retroactively or otherwise, as deemed necessary or advisable for purposes of conforming the Plan to any present or future law, regulations or rulings relating to plans of this or a similar nature.